Exhibit 23.2

CONSENT OF WRIGHT & COMPANY, INC.

We hereby consent to the incorporation, by reference in the Registration Statements on Form S-3 (Numbers 333-219827) of Range Resources Corporation, Form S-8 (No. 333-209830) pertaining to the Amended and Restated Range Resources Corporation 2004 Deferred Compensation Plan for Directors and Select Employees and Form S-8 (Nos. 333-159951, 333-16719 and 333-175098) pertaining to the Range Resources Corporation Amended and Restated 2005 Equity-Based Compensation Plan and in the related prospectuses of our report dated January 8, 2019, prepared for Range Resources Corporation and included in the Range Resources Corporation Annual Report (Form 10-K) for the year ended December 31, 2018.

WRIGHT & COMPANY, INC
TX Firm Registration No. F-12302
By:	/s/ D. Randall Wright
D. Randall Wright
President

Brentwood, Tennessee

February 25, 2019